Exhibit 99.1

NEWS RELEASE Investor Contacts C&J Energy Services, Inc. John Fitzpatrick investors@cjenergy.com (713) 260-9986 Dennard • Lascar Associates Lisa Elliott lelliott@DennardLascar.com (713) 529-6600

C&J Energy Services Announces Fourth Quarter 2013 Results

HOUSTON, TEXAS, February 12, 2014 – C&J Energy Services, Inc. (NYSE: CJES) today reported net income of $7.3 million, or $0.13 per diluted share, for the fourth quarter of 2013, compared to net income of $13.1 million, or $0.24 per diluted share, for the third quarter of 2013 and $30.4 million, or $0.56 per diluted share, for the fourth quarter of 2012. Net income for the fourth quarter of 2013 was impacted by an abnormally high tax rate for the quarter due to the timing and deductibility of certain expenses, as well as other year-end true-ups. Total revenue for the fourth quarter of 2013 was $265.4 million, a 1% increase compared to $261.9 million for the third quarter of 2013 and a 7% decrease compared to $286.3 million for the fourth quarter of 2012. Adjusted EBITDA(1) for the fourth quarter of 2013 was $36.5 million, compared to $42.9 million for the third quarter of 2013 and $70.9 million for the fourth quarter of 2012.

Revenue increased quarter over quarter due to moderate improvements in utilization in our hydraulic fracturing operations during October and November, and a continued strengthening in our coiled tubing operations. These results were achieved with reduced activity across our service lines in December as a result of the timing of the holidays and weather-related down-time. Fourth quarter net income and Adjusted EBITDA were impacted by these seasonal activity disruptions, in addition to costs associated with our ongoing strategic initiatives and our transition to lower priced spot market work as all but one of our legacy take-or-pay contracts have expired. Our remaining contract is scheduled to expire at the end of February, and we have been, and currently are, providing services to this customer at reduced rates more consistent with spot market pricing.

Founder, Chairman and Chief Executive Officer Josh Comstock commented, “We are pleased with the sequential growth in revenue that we achieved for the fourth quarter and the solid operating performance across our core service lines. During the latter part of December, we experienced an extended pause in activity by our customers as a result of the holidays, as well as some disruption in our services due to inclement weather in many of our operating areas. In preparation for a heavy volume of fracturing work scheduled for January, we took advantage of the downtime to ensure our equipment was in prime mechanical condition and our crews were adequately sized to meet the demand.

“As we entered 2014, utilization across our service lines improved, with the most significant increase seen in our hydraulic fracturing business. Based on the progress we made growing our core service lines and expanding our customer base and geographic reach during 2013, we believe we will be able to increase revenue across our operations over the course of the year.

(1)	Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization, net gain or loss on disposal of assets, transaction costs and non-routine items including loss on legal settlement charge and inventory write-down. Management believes that Adjusted EBITDA is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company’s normal operating results.

“2013 was a significant year for C&J, as we began to see the initial results of the investments we made to advance our long-term growth strategy. Today we are pleased to announce that we were recently awarded our first contract to provide coiled tubing services on a trial basis in Saudi Arabia. We are in the process of shipping equipment to the region with operations expected to commence during the second quarter of 2014. This provisional coiled tubing contract represents an important milestone in our long-term international expansion plans. We look forward to proving our exceptional quality and strong operating performance with the goal of becoming a significant, long-term provider of multiple services to this new customer. We are optimistic that by demonstrating our capabilities in the region we will be able to secure additional opportunities with other customers in the Middle East and accelerate our international expansion plans.

“During 2013 we made significant investments in a number of strategic initiatives to better position the Company. We expanded our portfolio of products and services with two small acquisitions – one in April that added directional drilling and related downhole tool technology, and another in December that added manufacturing of data controls for our equipment. We also organically developed a specialty chemicals business for completion and production services, which is already providing cost savings to us, as well as some third-party revenue. Throughout the year, our Research & Technology department focused on developing innovative, fit-for-purpose solutions that complement our existing services lines and will add value for our customers. We expect to roll out several new products over the course of 2014, which should provide additional cost savings to us while generating third-party revenue. The continued investment in these strategic projects resulted in an additional $7.0 million in expense during the fourth quarter of 2013, and we expect that our expenses will continue to increase over the course of 2014. However, we believe these investments will yield meaningful financial returns over the long term.

“I am proud of all that we accomplished during 2013 as we demonstrated our commitment to diversification and long-term growth. Looking forward, we will continue to execute our growth strategy, transforming our company into a leading, large-scale, global provider of technologically advanced services to the oil and gas industry.”

Operational Results

Our hydraulic fracturing operations contributed $147.2 million of revenue and completed 1,408 fracturing stages during the fourth quarter of 2013, compared to $144.8 million of revenue and 1,476 fracturing stages for the previous quarter and $185.7 million of revenue and 1,614 fracturing stages for the same quarter last year. Revenue increased quarter over quarter due to higher utilization in October and November, although stages performed sequentially declined as a result of an overall job mix that was weighted towards larger stages. In December, costs relating to this business significantly increased while activity levels decreased as we used the seasonal downturn to prepare our equipment and crews for the anticipated increase in activity moving into January.

During 2013, our hydraulic fracturing results were negatively impacted as we transitioned from our legacy contracts to having all of our hydraulic fracturing equipment either working in the spot market at lower prices and without minimum utilization requirements, or working under agreements reflecting market rates. While this transition has had its challenges, we have focused on acclimating to this new position and operating profitably. Entering 2014, we are encouraged by current activity levels across our fleets, even with pricing remaining flat. We have committed to deploy an additional 20,000 horsepower, which we expect to have active beginning in April 2014, to enhance our ability to meet customer demand.

Our coiled tubing operations contributed $37.4 million of revenue and completed 1,055 coiled tubing jobs during the fourth quarter of 2013, compared to $34.2 million of revenue and 979 coiled tubing jobs completed for the third quarter of 2013 and $38.4 million and 1,010 jobs completed for the fourth quarter of 2012. Our coiled tubing results improved quarter over quarter due to demand for our larger-diameter coiled tubing units and our expanded geographic presence into the Northeast.

Our wireline business, Casedhole Solutions, contributed $74.1 million of revenue during the fourth quarter of 2013, compared to $74.9 million of revenue for the third quarter of 2013 and $53.4 million of revenue for the fourth quarter of 2012. Wireline operations previously generated three consecutive quarters of record revenue and EBITDA growth, and this slight sequential decline was due to an expected seasonal decrease in activity related to the holidays, as well as severe weather in many of our operating areas.

In 2013, we grew our coiled tubing and wireline businesses, successfully expanding our geographic footprint and adding new customers. We added six new coiled tubing units and six new wireline units during the year. The roll-out of our larger-diameter coiled tubing units was met with strong demand as we added new equipment and redeployed modified units over the second half of 2013. Through our wireline business we also grew our pumpdown operations, deploying fourteen pumpdown units during the year. We recently purchased three additional high capacity coiled tubing units and ancillary equipment from a competitor that we expect to deploy during the first quarter of 2014, and we are adding two additional wireline units and four more pumpdown units during the first quarter of 2014. We are confident in the strength of these service lines, and we will continue to add capacity as we seek to increase our market share through the expansion of our customer base and geographic reach.

Our manufacturing business, Total Equipment, contributed $2.2 million of third-party revenue during the fourth quarter of 2013, compared to $3.1 million for the previous quarter and $6.2 million for the fourth quarter of 2012. Our manufacturing business continues to provide us with cash flow savings from equipment manufacturing and refurbishment capabilities, and supports active management of parts and supplies purchasing. We have realized approximately $37.3 million of cash flow savings since acquiring Total Equipment in April 2011 at a net acquisition cost of $27.2 million.

Our general and administrative expense (“SG&A”) for the fourth quarter of 2013 was $37.0 million, compared to $34.6 million in the third quarter of 2013 and $35.6 million in the fourth quarter of 2012. We also incurred $2.7 million in Research and Development (“R&D”) expenses for the fourth quarter of 2013 compared to $1.8 million in the third quarter of 2013. In order to better communicate our commitment to technological advancement, we have elected to include a new line item on our income statement for costs related to our ongoing research and technology initiatives.

The quarterly increases in expenses were due to additional costs associated with our strategic growth initiatives, including vertical integration efforts across our service lines, the build-out of our research and technology capabilities and further geographic expansion. Inclusive of both SG&A and R&D expenses, these initiatives contributed $7.0 million of additional costs for the fourth quarter of 2013, and $16.7 million of additional costs for the year ended December 31, 2013. We believe these investments will increase our ability to generate high returns and drive shareholder value over the long term.

Depreciation and amortization expense in the fourth quarter of 2013 increased to $21.0 million from $19.2 million in the third quarter of 2013 and $15.4 million in the fourth quarter of 2012.

Liquidity

As of December 31, 2013, we had $150.0 million in borrowings outstanding under our $400 million revolving credit facility and $14.2 million in long-term capital lease obligations. We currently have $175.0 million in borrowings outstanding, as we drew down on our credit facility in connection with an increase in working capital and escalation in capital expenditures associated with the acquisitions of a data control equipment manufacturer and additional coiled tubing equipment. The facility matures in April 2016 and our current cost of borrowings is less than 3.5%. Capital lease obligations increased during the quarter in connection with the commencement of our new Research & Technology facility lease.

Capital expenditures totaled $50.0 million during the fourth quarter of 2013 and $158.0 million for the full year, the majority of which consisted of construction and major maintenance costs for equipment. Our 2014 capital expenditures are expected to range from $200 million to $220 million, the majority of which will be split evenly across our three primary service lines with the remaining $25 million to $35 million for our other businesses and strategic initiatives.

Results for the Year Ended December 31, 2013

For the year ended December 31, 2013, we reported net income of $66.4 million, or $1.20 per diluted share, on revenues of $1.1 billion, compared to net income of $182.4 million, or $3.37 per diluted share, on revenues of $1.1 billion for the year ended December 31, 2012. For the year ended December 31, 2013, we reported Adjusted EBITDA of $190.7 million compared to $336.7 million for the year ended December 31, 2012. Net income and Adjusted EBITDA were impacted by our transition to having all of our hydraulic fracturing equipment either working in the spot market or under agreements reflective of market rates, as well as increasing costs associated with our ongoing strategic initiatives.

Conference Call Information

We will host a conference call on Thursday, February 13, 2014 at 10:00 a.m. Eastern / 9:00 a.m. Central Time to discuss our fourth quarter 2013 financial and operating results. Interested parties may listen to the conference call via a live webcast accessible on our website at http://www.cjenergy.com or by dialing 480-629-9819 and asking for the “C&J Energy Services Conference Call.” Please dial-in a few minutes before the scheduled call time. A replay of the conference call will be available on our website for 12 months following the call. The call will also be available for one week by dialing 303-590-3030 and entering passcode 4665551#.

About C&J Energy Services, Inc.

We are an independent provider of premium hydraulic fracturing, coiled tubing, wireline and other complementary services with a focus on complex, technically demanding well completions. We also manufacture and repair equipment to fulfill our internal needs as well as for third party companies in the energy services industry. We operate in what we believe to be some of the most geologically challenging and active plays in the United States.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding our business outlook and plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, costs and other guidance regarding future developments. Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, our forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from our historical experience and our present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks relating to economic conditions; volatility of crude oil and natural gas commodity prices; delays in or failure of delivery of current or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers or customers; oil and gas market conditions; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the oil and natural gas industry; and costs and availability of resources.

For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on any forward-looking statement which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such statement is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

C&J Energy Services, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
Revenue	$265,384	$261,931	$286,264	$1,070,322	$1,111,501
Costs and expenses:
Direct costs	189,123	182,667	185,663	738,947	686,811
Selling, general and administrative expenses	37,006	34,594	35,558	136,910	94,556
Research and development	2,753	1,804	—	5,020	—
Depreciation and amortization	21,008	19,213	15,395	74,703	46,912
Loss on disposal of assets	11	194	69	527	692

Operating income	15,483	23,459	49,579	114,215	282,530
Other expense:
Interest expense, net	(1,632)	(1,585)	(1,805)	(6,550)	(4,996)
Other income (expense), net	(114)	47	15	53	(105)

Total other expense, net	(1,746)	(1,538)	(1,790)	(6,497)	(5,101)

Income before income taxes	13,737	21,921	47,789	107,718	277,429
Income tax expense	6,447	8,796	17,359	41,313	95,079

Net income	$7,290	$13,125	$30,430	$66,405	$182,350

Net income per common share:
Basic	$0.14	$0.25	$0.58	$1.25	$3.51

Diluted	$0.13	$0.24	$0.56	$1.20	$3.37

Weighted average common shares outstanding:
Basic	53,455	53,355	52,144	53,038	52,008

Diluted	55,869	55,486	54,441	55,367	54,039

C&J Energy Services, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	December 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,414	$14,442
Accounts receivable, net	152,696	166,517
Inventories, net	70,946	60,659
Prepaid and other current assets	16,801	4,948
Deferred tax assets	17,550	3,613

Total current assets	272,407	250,179
Property, plant and equipment, net	535,574	433,727
Other assets:
Goodwill	205,798	196,512
Intangible assets, net	123,038	123,487
Deposits on equipment under construction	4,331	1,033
Deferred financing costs, net	2,688	3,848
Other noncurrent assets	4,027	3,971

Total assets	$1,147,863	$1,012,757

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$88,576	$69,617
Payroll and related costs	13,711	10,896
Accrued expenses	18,619	17,286
Income taxes payable	—	4,029
Customer advances and deposits	1,035	1,092
Other current liabilities	2,926	2,122

Total current liabilities	124,867	105,042
Deferred tax liabilities	161,044	132,551
Long-term debt and capital lease obligations	164,205	173,705
Other long-term liabilities	1,596	1,568

Total liabilities	451,712	412,866
Commitments and contingencies
Stockholders’ equity
Common stock, par value of $0.01, 100,000,000 shares authorized, 54,604,124 issued and outstanding at December 31, 2013 and 53,131,823 issued and outstanding at December 31, 2012	546	531
Additional paid-in capital	254,188	224,348
Retained earnings	441,417	375,012

Total stockholders’ equity	696,151	599,891

Total liabilities and stockholders’ equity	$1,147,863	$1,012,757

C&J Energy Services, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Years Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income	$66,405	$182,350
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74,703	46,912
Deferred income taxes	12,112	15,926
Provision for doubtful accounts, net of write-offs	689	600
Equity in loss of unconsolidated affiliate	160	—
Loss on disposal of assets	527	692
Stock-based compensation expense	22,581	18,012
Excess tax benefit from stock-based award activity	(3,450)	(1,916)
Amortization of deferred financing costs	1,160	923
Inventory write-down	870	—
Changes in operating assets and liabilities:
Accounts receivable	14,704	(10,621)
Inventories	(10,495)	(11,263)
Prepaid expenses and other current assets	(12,139)	7,107
Accounts payable	18,168	(442)
Accrued liabilities	2,710	5,373
Accrued taxes	(704)	3,681
Deferred revenue	200	600
Other	(923)	(3,251)

Net cash provided by operating activities	187,278	254,683

Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(157,987)	(182,179)
Proceeds from disposal of property, plant and equipment	1,151	434
Payments made for business acquisitions, net of cash acquired	(14,636)	(276,401)

Net cash used in investing activities	(171,472)	(458,146)

Cash flows from financing activities:
(Payments) proceeds on revolving debt, net	(20,306)	170,000
Repayment of long-term debt	(638)	—
Repayments of capital lease obligations	(2,184)	(1,121)
Financing costs	—	(2,243)
Proceeds from stock options exercised	5,219	2,573
Employee tax withholding on restricted stock vesting	(1,375)	—
Excess tax benefit from stock-based award activity	3,450	1,916

Net cash (used in) provided by financing activities	(15,834)	171,125

Net decrease in cash and cash equivalents	(28)	(32,338)
Cash and cash equivalents, beginning of year	14,442	46,780

Cash and cash equivalents, end of year	$14,414	$14,442

Supplemental cash flow disclosures:
Cash paid for interest	$5,473	$3,975

Cash paid for taxes	$38,819	$75,619

Non-cash consideration for business acquisition	$2,556	$—

C&J Energy Services, Inc.

Reconciliation of Adjusted EBITDA to Net Income

(In thousands)

(Unaudited)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
Adjusted EBITDA	$36,518	$42,913	$70,888	$190,674	$336,712
Interest expense, net	(1,632)	(1,585)	(1,805)	(6,550)	(4,996)
Transaction costs	(130)	—	20	(306)	(833)
Legal settlement	—	—	(5,850)	—	(5,850)
Provision for income taxes	(6,447)	(8,796)	(17,359)	(41,313)	(95,079)
Depreciation and amortization	(21,008)	(19,213)	(15,395)	(74,703)	(46,912)
Inventory write-down	—	—	—	(870)	—
Loss on disposal of assets	(11)	(194)	(69)	(527)	(692)

Net income	$7,290	$13,125	$30,430	$66,405	$182,350